October 14, 2022

PERSONAL AND CONFIDENTIAL

Vatsal Bhardwaj

Dear Vatsal,

This letter (the “Agreement”) confirms the agreement between you and Skillz Inc. (the “Company”) regarding the end of your employment with the Company as Chief Product Officer and the resolution of any disputes between us.

1.Separation. Your employment with the Company ended effective August 5, 2022 (the “Separation Date”). Since the Separation Date, you agree that you have not, and from and following your execution of this Agreement you agree that you will not, (a) represent to anyone that you are serving as an employee of the Company, or (b) say or do anything purporting to bind the Company or any of its affiliates.

2.Advisory Arrangement. Commencing as of the Effective Date through December 31, 2022 (such date, the “Advisory Period”), at such times and places as may be mutually agreed, you will provide to the Company advisory services (the “Services”) within the scope of your expertise as the Company’s former Chief Product Officer. All of the Services will be determined by mutual aon the instruction of the Company as delivered through one or more Executives (or their designees) of the Company. During the Advisory Period, you will be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. In your capacity as an independent contractor performing services under this Agreement, you have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Without limiting the prior two sentences, during the Advisory Period, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and any claims made by or on behalf of any such employee or contractor.

3.Equity. Schedule A hereto sets forth restricted stock units ("RSUs"), granted to you under the Skillz Inc. 2020 Omnibus Incentive Plan (the “Plan”) and, with respect thereto, the number of RSUs vested/vesting as of the Separation Date and the Effective Date (as defined below), respectively. The RSUs and any shares acquired pursuant to the vesting of the RSUs will remain subject to the terms and conditions of the respective Restricted Stock Unit Award Agreement pertaining thereto and to the Plan (collectively, the “Equity Documents”), including the termination provisions set forth therein. You acknowledge and agree that, other than the vested portion of any RSUs described in this paragraph, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options, restricted stock awards, restricted stock unit awards, other stock- or equity- related rights or other equity incentives or bonuses not expressly set forth in this Agreement; except to the extent you have purchased shares of the Company’s Class A Common Stock through a brokerage account unrelated to your employment with the Company or through the Company’s Employee Stock Purchase Plan.

4.Waiver of Clawback; Severance. Subject to, and in consideration for, your execution and non- revocation of this Agreement, and provided you comply with all of the terms and conditions of this Agreement, the CIIAA (as defined below in Section 10) and all applicable Company policies, upon the Effective Date (as defined below in Section 8) (collectively the “Conditions”):

(a)the Company will waive your obligation to repay the $750,000 signing bonus awarded to you pursuant to your offer letter, dated October 7, 2021 (“Waiver of Clawback”).

(b)the Company will pay you $467,500, less all applicable withholdings and deductions, which will be paid to you in a lump-sum payment on the Company’s next regularly scheduled pay date after the Effective Date, and

(c)if you were enrolled in a Company health plan on the Separation Date and timely elect to receive Consolidated Omnibus Budget Reconciliation Act (COBRA) benefits, the Company will pay your monthly premiums on your behalf for nine (9) months.

The payments described in clause (b) of this Section 4 (the “Separation Pay”) shall be made by direct deposit as used for payroll payments during your tenure as Chief Product Officer.

5.No Other Monies Owed. You acknowledge and agree that: (a) you have been timely paid all of your wages earned through the Separation Date; (b) you are not entitled to receive any further payments or benefits, including incentive compensation, from the Company not identified in this Agreement; (c) you have no unreimbursed business expenses; and (d) you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.

6.Your General Release. In consideration of the promises set forth in this Agreement and the Separation Pay, as of the Effective Date, you waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its divisions, predecessors, successors, past, present or future subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship, through the date you sign this Agreement, excluding benefits, rights and terms under this Agreement.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); WARN Act claims; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under the California Labor Code, the California Business and Professions Code, and all other federal, state and local laws, ordinances and regulations.

You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

You waive any right to bring a lawsuit against the Released Parties and any right to individual monetary recovery. However, nothing in this Agreement precludes you from filing a charge with, communicating with, or participating in any investigation or proceeding before any government agency or body and you do not need to provide notice to or obtain authorization from the Company to do so. Further, nothing in this Agreement (a) is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program, or (b) waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment, when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the California state legislature.

This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.

For the avoidance of doubt, this waiver and release is not effective until your receipt of the Separation Pay.

7.Waiver of Unknown Claims. You (a) understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released; (b) acknowledge that there is a risk that, after you sign this Agreement, you may learn information that might have affected your decision to enter into this Agreement; (c) assume this risk and all other risks of any mistake in entering into this Agreement; (d) agree that this Agreement is fairly and knowingly made; and (e) expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days from the date of this Agreement within which to consider this Agreement (although you may choose to execute this Agreement earlier) (the “Deadline”); (d) you have 7 calendar days following your execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not revoked it (the “Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this paragraph. To revoke the Agreement, you must email to Charlotte Edelman a written notice of revocation at legal@skillz.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The severance offer will be automatically withdrawn if you do not sign the Agreement within the 21-day consideration period.

9.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.

10.Continuing Obligations. At all times in the future, you will remain bound by your Confidential Information and Invention Assignment Agreement, which is attached as Attachment A (your “CIIAA”).

11. Return of Company Property. If you have not already done so, on or prior to the Effective Date, you must return to the Company, at the Company expense, any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), and credit cards, and that you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment). You further agree to sign the Termination Certification prior to the Deadline, which is attached as Exhibit C to your CIIAA.

12.Requests for References. All external requests for references should be sent to HR@skillz.com, and you understand that the Company will confirm only your job title and dates of employment. Any employee of the Company is free, but not obligated, to provide a job reference beyond titles and dates of employment.

13.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Released Parties (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Released Parties. The Company agrees to instruct its current executive officers and members of the Board of Directors, during the term of their engagement with the Company, not to disparage you (as that term is defined in this paragraph). You and the Company agree that a breach of this provision will be deemed a material breach of this Agreement. In addition, a breach of this provision will be deemed to be a material breach of this Agreement and will entitle the Company or you to recover liquidated damages in the amount of $5,000.00 for each occurrence of a breach. You and the Company expressly agree that this provision is reasonable under the circumstances that exist at the time this Agreement is made. Nothing in this Agreement (including this paragraph) shall prohibit you from (a) providing truthful information as required by law in a legal proceeding or a government investigation (b) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (c) otherwise exercising your protected rights that cannot be waived as a matter of law.

14.Cooperation. You agree to fully cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you may have knowledge as a result of your employment by the Company. Cooperation includes, for example, interviews, review of documents, attendance at meetings, trial or administrative proceedings, providing testimony, or providing documents to the Company. The Company will promptly reimburse you for any reasonable and necessary out of pocket costs incurred by you consistent with this paragraph.

15.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement shall be resolved by final, binding and confidential arbitration before a single arbitrator in San Francisco, CA (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

16.Entire Agreement. You agree that except for the CIIAA and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous negotiations, agreements, understandings, or representations between you and the Company, including but not limited to your offer letter from the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

17.Governing Law. Except as to the Arbitration Agreement (above), this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

18.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign and date this Agreement and return it to me no later than 5:00p.m. PT on the Deadline (i.e., November 4, 2022).

Sincerely, SKILLZ INC.

                                /s/ Charlotte Edelman
Charlotte Edelman, General Counsel

My agreement with the terms and conditions of this Agreement is signified by my signature below. I acknowledge and agree that I am not eligible for the Separation Pay until the Effective Date. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

By: /s/ Vatsal Bhardwaj
Vatsal Bhardwaj

Date: 10/16/2022

Schedule A: Equity
Attachment A: Confidential Information and Invention Assignment Agreement

SCHEDULE A EQUITY

GRANT NUMBER	TOTAL SUBJECT TO GRANT	VESTING as of Separation Date	Vesting as of Effective Date
RSU2020-0464	1,583,949	0	0
RSU2020-0708	1,295,038	0	0
PRSU2020-061	431,679	0	0
PRSU2020-039	527,983	0	0
To be granted in respect of advisory Services	395,988	0	395,988
To be granted in respect of advisory Services	323,760	0	323,760

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Vatsal Bhardwaj

Effective Date: August 6, 2021

[intentionally omitted]

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)

[intentionally omitted]

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

[intentionally omitted]